Exhibit 10.1

RESTATED AND AMENDED COAL SUPPLY AGREEMENT FOR

NEIL SIMPSON UNIT #2

between

WYODAK RESOURCES DEVELOPMENT CORP.

and

BLACK HILLS CORPORATION

Date:  February 12, 1993

TABLE OF CONTENTS

1.	DEFINITIONS AND RECITALS		1

	1.1	Definitions	1
	1.2	Recitals	3
	1.3	Term of Agreement	4

2.	SOURCE OF COAL		4

3.	QUANTITES OF COAL TO BE SOLD AND PURCHASED		4

4.	PLACE OF DELIVERY AND SALE		5

5.	QUALITY OF COAL		5

6.	WEIGHING		5

7.	SAMPLING AND ANALYSIS		6

8.	PURCHASE PRICE PAYMENT AND ADJUSTMENTS TO COAL SOLD FOR EXISTING PLANTS		6

	8.1	Purchase Price	6
	8.2	Negative Amount Adjustments for Coal Sold to Existing Plants	7
	8.3	Invoice and Payments	7
	8.4	Retroactive Adjustments	8

9.	INSPECTION		8

10.	UNCONTROLLABLE FORCES		9

11.	APPLICABLE LAW		10

12.	AMENDMENT		10

13.	SUCCESSORS AND ASSIGNS		10

14.	CONDITION PRECEDENT		10

15.	COMPLETE AGREEMENT		11

RESTATED AND AMENDED COAL SUPPLY AGREEMENT FOR

NEIL SIMPSON UNIT #2

This Restated and Amended Coal Supply Agreement for Neil Simpson Unit #2, dated as of February 12, 1993, is entered into by and between WYODAK RESOURCES DEVELOPMENT CORP. and BLACK HILLS CORPORATION.

1.             DEFINITIONS AND RECITALS.

1.1           Definitions.  The following capitalized term and phrases when used in this Agreement shall have the respective meanings as follows:

“1977 Coal Agreement” refers to the following contracts:

Coal Supply Agreement, dated September 1, 1977 between Wyodak Resources and Black Hills;

First Amendment to Coal Supply Agreement between Wyodak Resources Development Corp. and Black Hills Power and Light Company, dated May 1, 1980; and

Second Amendment to Coal Supply Agreement for Black Hills Power and Light Company, dated November 2, 1987.

The 1977 Coal Agreement obligates Wyodak Resources to furnish all of the coal requirements to fuel Black Hills’ Exiting Plants during their remaining used and useful life.

“Affiliate Price Limitation” is an amount Black Hills would pay Wyodak Resources during a calendar year for which the calculation is being determined for all coal sold for consumption at the Existing Plants, Black Hills’ 20 percent interest in the Wyodak Plant and for Unit #2, which would allow Wyodak Resources to earn on those sales an after-tax rate of return to be applied to the Investment Base of 4 percent above the average rate of long-term A-rated utility bonds issued during the calendar year for which the calculation is being made as recorded in Moody’s Bond Survey.  The Affiliate Price Limitation shall be determined as of each April 1 for the previous calendar year.  Except where otherwise specifically provided by this Agreement, generally accepted accounting principles shall be applied in determining the Affiliate Price Limitation.

“Agreement” is this Restated and Amended Coal Supply Agreement for Neil Simpson Unit #2.

“Black Hills” is Black Hills Corporation, a South Dakota corporation which operates its electric utility business under the assumed name of Black Hills Power and Light Company.

“Coal Handling Facilities” are those facilities from time to time that are constructed and used to process and deliver coal at the Mine to the Existing Plants, the Wyodak Plant, Unit #2 and to fulfill any further sales of coal form the Mine.

“Colstrip Agreement” is the Power Sales Agreement between PacifiCorp and Black Hills dated as of December 31, 1983.

“Dispatch Discount” is an amount that Wyodak Resources will reduce the coal prince for coal delivered to any of the Existing Plants if necessary to make the Existing Plant Economically Dispatchable over the Estimated Variable Costs of the Colstrip Agreement; provided, Wyodak Resources is not required to grant a Dispatch Discount if such discount will not result in a net reduction of the total of the cost of Black Hills’ fuel and purchased power.

“Economically Dispatchable” means for these purposes that under Prudent Utility Practice, Black Hills would not have generated power from one or more of the Existing Plants unless the coal price to be paid under the 1977 Coal Agreement was reduced.

“Estimated Variable Costs” are those variable costs as estimated and first billed by PacifiCorp for an applicable period under the Colstrip Agreement.

“Existing Plants” are Black Hills’ wholly owned plants consisting of Neil Simpson Unit #1, located at the Mine; Osage Units #1, #2 and #3, located at Osage, Wyoming; Kirk Unit #4, located at Kirk, near Lead, South Dakota; and Ben French Plant, located at Rapid City, South Dakota.

“Investment Base” is the investment base of Wyodak Resources and shall include all of its actual investment from time to time in the Mine, including coal reserves, coal leases, land and mining and processing equipment at original cost depreciated.  Generally accepted accounting principles shall be applied in determining the Investment Base, except at otherwise provided by this Agreement.

“Mine” is the surface coal mine owned and operated by Wyodak Resources in Campbell County, Wyoming, approximately six miles east of Gillette, Wyoming.  Coal reserves now owned or leased by Wyodak Resources or acquired in the future and located in Campbell County, Wyoming are included as a part of the Mine.

“PacifiCorp” is an Oregon corporation that is the successor to Pacific Power & Light Company, a party to the PacifiCorp Coal Agreement.

“PacifiCorp Coal Agreement” is the Further Restated and Amended Coal Supply Agreement, dated as of May 5, 1987, entered into among Wyodak Resources, PacifiCorp and Black Hills.

“Prudent Utility Practice” is the same as that definition at Section 1.9 of the Colstrip Agreement.

“Term” is that period of time described as Section 1.

“Unit #2” is Neil Simpson Unit #2, an 80 MW coal-fired electric generating plant which Black Hills plans to construct at the site of the Mine and bring into commercial operation by January 1, 1996.

“Wyodak Plant” is the 330 MW coal-fired electric generating plant in operation at the Mine and owned 80 percent by PacifiCorp and 20 percent by Black Hills.

“Wyodak Resource” is Wyodak Resources Development Corp., a Delaware corporation, and is a wholly-owned subsidiary of Black Hills.

1.2           Recitals.  Black Hills is planning to construct Unit #2 at the site of the Mine.  Wyodak Resources has sufficient uncommitted coal reserves to commit sufficient coal for the used and useful life of Unit #2.  Black Hills desires to purchase and Wyodak Resources desires to reserve sufficient coal reserves and sell all of the coal requirements to fuel Unit #2 for its used and useful life, estimated to be 50 years.  The purpose of this Agreement is to set forth the terms and provisions of such sale and purchase.

1.3           Term of Agreement.  The Term of this Agreement shall commence at such a time Unit #2 requires coal and shall terminate at such time Unit #2 is no longer used and useful for electric utility purposes.

2.             SOURCE OF COAL.

The source of the coal to be sold and purchased shall come from Wyodak Resources’ coal reserves presently held by Wyodak Resources at the Mine together with any subsequent coal reserves which Wyodak Resources may acquire hereafter in Campbell County, Wyoming.  Wyodak Resources represents that the coal reserves contain sufficient coal for the fulfillment of this Agreement.  It is understood that Wyodak Resources reserves the right to mine and sell coal from the Mine for other purposes, provided that Wyodak Resources retains sufficient coal reserves to fulfill this Agreement and providing further that sales to others do not in any way prevent Wyodak Resources from carrying out the terms of this Agreement.

3.             QUANTITIES OF COAL TO BE SOLD AND PURCHASED.

Wyodak Resources agrees to sell and Black Hills agrees to buy all of the coal which is required to fuel Unit #2 during the Term.  It is specifically understood and agreed that Black Hills does not promise Wyodak Resources any minimum amount of coal to be purchased.

Without limiting the obligations herein, it is estimated that the maximum yearly coal consumption of Unit #2 is 490,000 tons.

4.             PLACE OF DELIVERY AND SALE.

Coal for Unit #2 shall be delivered to Black Hills at the point where the Coal Handling Facilities will interconnect to the coal delivery system of Unit #2.  By mutual agreement the parties may change this delivery point from time to time.

5.             QUALITY OF COAL.

The coal to be furnished hereunder shall be raw, run-of-mine coal, crushed to a size of 0” to no more than 5 percent exceeding 1.5”, produced without selective mining, with a base analysis of approximately 8000 Btu per pound.  Wyodak Resources warrants that the quality of coal as delivered shall be within the ranges.  The quality of the coal delivered shall be determined from the coal samples taken by Wyodak Resources and pursuant to Section 7.

6.             WEIGHING.

The weights of the coal delivered to Black Hills shall be determined from weights taken from Wyodak Resources’ scales at the Mine.  The aggregate weights of such delivered coal shall be accepted as the quantity of coal delivered for which invoices are to be rendered and payments to be made.  The scales should be tested from time to time to determine their accuracy and adjusted accordingly.

7.             SAMPLING AND ANALYSIS.

Sampling and analysis shall be made by Wyodak Resources and shall be taken by sampling equipment provided by Wyodak Resources.  Sampling and analysis shall be performed in accordance with the latest methods approved by the American Society for Testing and Materials or such alternates as the parties may agree upon.

8.             PURCHASE PRICE PAYMENT AND ADJUSTMENTS TO COAL SOLD FOR EXISTING PLANTS.

8.1           Purchase Price.  For all coal sold by Wyodak Resources to Black Hills under this Agreement during any calendar year of the Term, Black Hills shall pay Wyodak Resources a total purchase price determined under the following formula:

P = A – T – DD

where

“P” is the total purchase price to be paid Black Hills to Wyodak Resources for all coal sold during the calendar year for consumption at Unit #2 and for which the calculation is being made;

“A” is the amount of the Affiliate Price Limitation determined for the calendar year for which the purchase price is being determined;

“T” is the total amount paid by Black Hills to Wyodak Resources for coal for consumption at the Existing Plants Resources for coal for consumption at the Existing Plants under the 1977 Coal Agreement and for Black Hills’ 20 percent interest in the Wyodak Plant under the PacifiCorp Coal Agreement for the calendar year for which the purchase price is being determined; and

“DD” is the total amount of the actual Dispatch Discount Wyodak Resources is obligated to discount coal sold for consumption at the Existing Plants during the calendar year for which the calculation of the purchase price is being made.

If for any calendar year “P” is a negative number, Black Hills shall not pay Wyodak Resources any purchase price for coal sold for consumption at Unit #2 during that calendar year.

8.2           Negative Amount Adjustments for Coal Sold to Existing Plants.  For any calendar year the calculation made under the formula at Section 8.1 of this Agreement determines a negative amount,  Wyodak Resources shall reduce the adjusted based mine price under the 1977 Coal Agreement by reducing that price in the amount of the negative amount so calculated.  The credit shall be applied over a 12-month period in equal installments commencing as of the April 1 when the negative amount was determined.

8.3           Invoice and Payments.  Wyodak Resources shall invoice Black Hills by the 5th working day of each month for coal ordered to be delivered for that calendar month and an adjustment for actual coal sold the previous calendar month at a purchase price to be estimated based on the formula at Section 8.1.  Black Hills shall pay each invoice to Wyodak Resources by the 15th day of the month the invoice is rendered.  On each April 1, Wyodak Resources shall calculate the purchase price for coal sold to Black Hills under this Agreement for the preceding calendar year.  Appropriate charges and credits shall thereupon be applied for coal sold during the previous calendar year in order that the actual purchase price paid for coal during that calendar year is consistent with the formula at Section 8.1.

8.4           Retroactive Adjustments.  Adjustments to cost items affecting “A” or “T” under the formula at Section 8.1 and discovered after the April 1 calculation of the purchase price for any calendar year shall be applied to an adjustment in the purchase price for that calendar year at such time the actual costs are discovered, and appropriate credits and charges shall be made.  If Wyodak Resources fails to make an adjustment in billings within two years form the date information is reasonably available to Wyodak Resources to fully determine the actual amount of the adjustment, Wyodak Resources shall be barred from making that adjustment.  If Black Hills fails to protest to Wyodak Resources in writing within two years of a date when information is reasonably available to Black Hills to determine that an adjustment included in a billing received prior to that date is incorrect, Black Hills shall be barred form contesting that adjustment even if the adjustment was incorrect.

9.             INSPECTION.

Each party shall, at all reasonable times, have the right to enter upon the premises of the other to inspect coal receiving equipment and the weighing, measuring and testing facilities.  Black Hills shall at all reasonable times have the right to inspect the Mine, maps and operating records of Wyodak Resources relating to the operation of the Mine.  Black Hills shall further have the right to inspect the books and accounts of Wyodak Resources to the degree that such inspection is necessary in order to determine cost data affecting the purchase price being paid under this Agreement; provided, during any time that Wyodak Resources may not be affiliated with Black Hills, such inspection of books and accounts shall be conducted by Black Hills’ outside auditing firm who at the time of the inspection has been appointed to do the independent auditing of Black Hills’ books of account.

10.           UNCONTROLLABLE FORCES.

If, because of uncontrollable forces, either party hereto is unable to carry out any part or all of its obligations under this Agreement, and if such party promptly gives to the other party hereof notice of such uncontrollable forces, then the obligations of the party giving such notice shall be suspended to the extent made necessary by such uncontrollable forces and during its continuance, provided the effect of such uncontrollable forces is eliminated insofar as possible with all reasonable dispatch.  The term “uncontrollable forces” as used herein shall mean any causes beyond the control of the party in which, by the exercise of reasonable diligence, the party is unable to overcome include but not be limited to acts of God, acts of the public enemy, insurrections, riots, strikes, labor disputes, labor and material shortages, fires, explosions, floods, breakdowns of or damage to plants, equipment or facilities, interruptions to transportation, embargoes, orders or injunctions of federal, state or local governmental bodies and jurisdictions, or acts of civil or military authority, failure of equipment, or inability to obtain materials, supplies, or equipment from others because of similar causes.  It shall be considered an uncontrollable force and shall relieve Wyodak Resources from performing its obligation under this Agreement if valid state or federal legislation is enacted which prohibits the strip mining of the federal coal which has been leased by Wyodak Resources.

11.           APPLICABLE LAW.

This Agreement shall be considered to have been entered into and shall be interpreted under the laws of the State of Wyoming.

12.           AMENDMENT.

No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing signed by both parties.

13.           SUCCESSORS AND ASSIGNS.

This Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

14.           CONDITION PRECEDENT.

If for any reason, including a decision made in the absolute discretion of Black Hills, Black Hills does not give notices to proceed to vendors and contractors to commence the construction of

Unit #2 on or before July 1, 1993, this Agreement shall become null and void.

15.           COMPLETE AGREEMENT.

This Agreement constitutes the complete and full agreement between the parties relating to the matters set forth herein and supersedes any oral conversations or writings prior thereto.  This Agreement supersedes and replaces the Coal Supply Agreement for Neil Simpson Unit #2 dated January 15, 1993.

IN WITNESS WHEREOF, the parties hereunder have executed this Agreement as of the date set forth in the first paragraph hereof.

WYODAK RESOURCES DEVELOPMENT
CORP.

By	/s/ Dale E. Clement
Its Senior Vice President – Finance

BLACK HILLS CORPORATION

By	/s/ Daniel P. Landguth
Its Chairman, President and
Chief Executive Officer